Exhibit 99.5

PHOTRONICS, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(Unaudited)

	Three Months ended
	April 28, 2024	January 28, 2024	April 30, 2023

Reconciliation of GAAP to Non-GAAP Net Income:

GAAP Net Income	$36,251	$26,180	$39,929
FX (gain) loss	(14,766)	8,909	(10,718)
Estimated tax effects of above	3,743	(2,244)	2,823
Estimated noncontrolling interest effects of above	3,489	(2,939)	901
Non-GAAP Net Income	$28,717	$29,906	$32,935

Weighted-average number of common shares outstanding - Diluted	62,409	62,283	61,507

Reconciliation of GAAP to Non-GAAP EPS:

GAAP diluted earnings per share	$0.58	$0.42	$0.65
Effects of the above adjustments	$(0.12)	$0.06	$(0.11)
Non-GAAP diluted earnings per share	$0.46	$0.48	$0.54